                              EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of June 21, 1996, by and between LITTLEFIELD, ADAMS & COMPANY (the "Company" or "LFA") and Warren L. Rawls ("Rawls").

                              W I T N E S S E T H:

     WHEREAS, Rawls desires to be employed by LFA, and LFA desires to employ Rawls, on the terms and conditions contained herein; and

     WHEREAS, the parties desire to enter into this Agreement for the purpose of setting forth the terms of Rawls' employment by LFA;

     NOW, THEREFORE, in consideration of the above premises and mutual promises and covenants herein, the parties agree as follows:

  1. Term.

     The term of this Agreement shall be for a period of two (2) years, commencing on July 1, 1996 and expiring on June 30, 1998.

  2. Time and Efforts/Duties of Employee.

     Rawls covenants and agrees that he shall, throughout the Term of this Agreement, diligently and conscientiously devote all of his working time and attention and best efforts to discharging the duties described herein, and to promote and uphold the best interests of LFA.

     Rawls shall be employed as an Officer of the Company, with such title, duties, and responsibilities as assigned to Rawls by LFA's Board of Directors, subject to limitations set forth in paragraph #5 below.

  3. Compensation.

     A. In consideration for the performance of services by Rawls, LFA shall pay Rawls an annual gross salary, less usual and ordinary deductions, of not less than One Hundred Thousand Dollars ($100,000) per year. The payments will be made on a minimum of a semi-monthly basis.

     B. LFA shall provide Rawls medical insurance, as well as other fringe benefits, comparable to those provided other top management personnel employed by LFA.

     C. Rawls will retain any and all stock options granted previous to this Agreement, pursuant to the terms and conditions of the Littlefield, Adams & Company Stock Incentive Plan in effect at the time the options were granted. Rawls will be eligible to participate in additional grants of stock options which may, at the sole discretion of LFA, be granted in the future.

     D. Rawls will be eligible to participate in any cash or stock bonus program which may, at the sole discretion of LFA, be instituted in the future.

     E. LFA will reimburse Rawls for his reasonable and ordinary business expenses such as travel, food, entertainment and lodging. LFA will also reimburse Rawls for expenses necessary to maintain his CPA license and memberships in national and state CPA associations.
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4.   Termination.

         Notwithstanding the "Term" of employment described in paragraph 1 above, LFA may terminate this Agreement "for cause" at any time without notice if Rawls commits any dishonest, fraudulent or criminal act, discloses confidential information, is guilty of gross carelessness or misconduct, or intentionally and materially breaches any term of this Agreement. In the event this Agreement is terminated "for cause" pursuant to this paragraph, all salary and benefits of whatever kind, including vested stock options, shall be forfeited, except for accrued wages and bonuses, if applicable.

         During the "Term" of employment described in paragraph 1 above, LFA, at its sole discretion, may elect to terminate this agreement "without cause" by so notifying Rawls in writing and paying Rawls severance in accordance with the following:


                Termination "without cause"
                 occurs during this period      Amount of severance
                --------------------------      -------------------

               July 1, 1996 to June 30, 1997          $100,000
               July 1, 1997 to June 30, 1998          $ 50,000


         In the event this Agreement is terminated "without cause" pursuant to this paragraph, payment of appropriate severance plus any applicable accrued wages and bonuses will be made within fifteen (15) days of the written notification. Said payment shall constitute the complete remedy of Rawls for any and all claims alleged to arise under this Agreement.

5.   Encumbrances.

         Rawls hereby acknowledges that he is not in any way restricted from being employed by LFA and fulfilling the duties and responsibilities contemplated by this agreement, except as follows:

               Rawls is subject to an Agreed Consent Order, dated June 27, 1995, with the SEC which suspends Rawls from practicing as a professional accountant before the SEC. Rawls may apply for reinstatement with the SEC on June 27, 1997. Rawls and LFA acknowledge that until the SEC grants such reinstatement, Rawls' duties and responsibilities must be compatible with the Agreed Consent Order.

6.   Severability and Reformation.

         In the event any provision of this Agreement shall be judged unenforceable to the full extent as written, the parties hereby consent and agree that the scope of such clause or provision may be modified in any enforcement permitted in equity or law as most nearly effectuates the understanding of the parties set forth in the language herein agreed upon. If any provision is adjudged void or unenforceable, or is modified as provided herein, all other clauses and provisions shall, in any case, be deemed severable and shall remain in full force and effect.




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7.   Entire Agreement.

           This agreement, constitutes the entire agreement between the parties hereto. Any oral representation, prior agreements, writings of whatever kind, or contracts are hereby canceled without further liability whatsoever upon either party, except for benefits or rights generally available to employees or officers of the Company and the following agreements which are not canceled and remain in full force and effect (copies of which are attached):

           A. Letter dated March 7, 1996 from David Simmonds concerning reimbursement of moving expenses.

           B. Letter dated April 22, 1996 from Stanley Halbreich concerning relocation to the Dayton, OH area.


           IN WITNESS WHEREOF, Littlefield, Adams & Company has caused this instrument to be executed on LFA's behalf by a duly authorized officer and Rawls has set his hand hereunto both this 21st day of June, 1996.

     Littlefield, Adams & Company


By:       /S/   DAVID M. SIMMONDS          /S/   WARREN L. RAWLS
        ----------------------------      -----------------------
                                               Warren L. Rawls
Name:     David M. Simmonds
        ----------------------------

Title:   Chairman, President & CEO
        ----------------------------

Date:    June 21, 1996                     June 21, 1996
        ----------------------------      -----------------------
                                                   Date









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